Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM AND INNERCOOL ANNOUNCE NEW EXTERNAL AND INTERNAL

PATIENT TEMPERATURE MODULATION SYSTEMS

InnerCool to Become First and Only Comprehensive Temperature Modulation Provider

SAN DIEGO, CA – February 5, 2007 – Cardium Therapeutics (OTCBB: CDTP) and its operating unit InnerCool Therapies today announced plans to launch two next-generation medical device systems designed to provide innovative and comprehensive solutions to patient temperature modulation. Both new systems are expected to be cleared for market launch within the next two quarters.

Patient temperature modulation is a rapidly-advancing field focused on improving outcomes following major medical events such as stroke, cardiac arrest and heart attack, as well as in the management of patients experiencing trauma or fever. Internal temperature modulation is intended to rapidly cool patients from within their bodies in order to reduce cell death and damage caused by acute ischemic events such as cardiac arrest, heart attack or stroke, and to prevent or reduce associated injuries such as adverse neurologic outcomes.

InnerCool’s new internal temperature modulation system, which will include an enhanced console and disposable catheter, is designed to also enable rapid re-warming of patients following surgery or other medical procedures, and for the potential warming of patients such as trauma victims.

InnerCool’s new external temperature modulation system, which will include a console and disposable pads, is designed to provide a complementary tool for use in less-acute patients and in clinical settings that do not require very rapid cooling or re-warming, or which are best suited to prolonged temperature management.

“The introduction of our new product line for external temperature modulation, together with our next-generation catheter-based system, is believed to establish InnerCool as the first and only comprehensive temperature control solutions company, capable of providing hospitals and clinicians with a one-source approach to patient temperature management,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and InnerCool Therapies. “Having access to improved external and internal-based approaches will allow the medical community to expand the use of InnerCool systems for current indications and facilitate ongoing research regarding the potential treatment of a number of patient populations that could benefit from effective temperature modulation.”

About Patient Temperature Modulation

Numerous scientific and medical articles have described the usefulness of temperature modulation, such as induced hypothermia (cooling), which is designed to protect endangered cells, prevent tissue death and preserve organ function following acute events associated with severe oxygen deprivation such as stroke or cardiac arrest. Therapeutic hypothermia is believed to work by protecting critical tissues and organs (such as the brain, heart and kidneys) following ischemic or inflammatory events, by lowering metabolism and preserving cellular energy stores, thereby potentially stabilizing cellular structure and preventing or reducing injuries at the cellular, tissue and organ level. Two international clinical trials on hypothermia after cardiac arrest published in The New England Journal of Medicine demonstrated that induced hypothermia reduced mortality and improved long-term neurological function. Based on these and other results, the American Heart Association (AHA) and the International Liaison Committee on Resuscitation (ILCOR) have issued guidelines recommending that cardiac arrest victims be treated with induced hypothermia.

Ischemic diseases constitute the largest segment of the medical market in the United States and in almost all developed countries worldwide. For example, in the U.S. and other developed countries, an estimated 1.4 million people experience cardiac arrest each year, of which an increasing number (currently about 350,000) survive to receive advanced care. The AHA guidelines now recommend the use of therapeutic cooling as part of the critical care procedures for patients with an out-of-hospital cardiac arrest following ventricular fibrillation. With respect to heart attacks, an estimated 325,000 people in the U.S., and approximately 375,000 people outside the U.S., receive emergency angioplasty or anti-clotting treatment as first-line care. Cardium and InnerCool recently announced positive preclinical effects of hypothermia following heart attack and announced a clinical study being co-sponsored by a leading cardiology center in Sweden. Additional clinical studies designed to confirm the benefits of hypothermia in heart attack patients are also being conducted by other groups in the U.S.

In the area of stroke, approximately 700,000 Americans experience a stroke each year, and a comparable number of patients are affected outside the U.S. Although tissue plasminogen activator (tPA) has been shown to lessen damage associated by stroke, particularly if it can be administered within three hours of onset, many stroke patients continue to suffer advanced neurologic damage even though they have received tPA. More importantly, most stroke victims do not arrive at the hospital in time to be candidates for tPA. The American Stroke Association (ASA) has now identified the use of therapeutic hypothermia as a promising area of research for the potential treatment of stroke victims, and it is the subject of ongoing clinical studies being sponsored by InnerCool Therapies and supported by the U.S. National Institutes of Health.

InnerCool’s current internal temperature modulation system, which is marketed as the Celsius Control System™, is being used to induce, maintain and reverse hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care; and has also received FDA clearance for use in cardiac patients (in order to achieve or maintain normal body temperatures during surgery and in recovery / intensive care), and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage.

For fever control, external cooling devices are becoming one of several important therapies to help manage patients who experience fevers in association with severe neurologic injuries or other medical conditions. The ASA and the American Association of Neurological Surgeons (AANS), as well as other organizations internationally, now recommend proactive fever reduction following neurological injury. The company estimates that more than 450,000 hospital patients in the U.S. experience neurologic or non-neurologic fever conditions that either require or could benefit from proactive therapies to reduce patients’ body temperatures. Fever patients typically require treatment for multiple days, sometimes as long as a week.

InnerCool’s new external temperature modulation system is intended to address extended use requirements. The external system is also intended to provide a complementary tool for use in less acute patients and clinical settings that do not require very rapid cooling or re-warming. InnerCool’s “total solutions approach” would also allow physicians to employ a rapid-cooling endovascular approach for acute needs, followed by prolonged temperature management using surface cooling. InnerCool’s novel approach to total temperature management is designed to provide clinicians with a comprehensive product portfolio to meet all of their temperature management needs.

About InnerCool

In March 2006, Cardium acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of temperature modulation, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

InnerCool’s endovascular approach to temperature modulation is based on a single-use flexible metallic catheter and a fully-integrated cooling system, which allows for rapid and controlled cooling and re-warming. InnerCool’s Celsius Control System integrates a number of desirable features including a slim catheter profile, a highly efficient flexible metallic heat transfer element, a built-in temperature monitoring sensor, and a programmable console capable of rapidly and controllably inducing, maintaining and reversing therapeutic cooling. InnerCool’s endovascular catheter-based Celsius Control System has received FDA 510(k) clearance for use in inducing, maintaining and reversing mild hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care. The system has also received FDA clearance for use in cardiac patients in order to achieve or maintain normal body temperatures during surgery and in recovery / intensive care, and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage. Potential additional applications of the technology include endovascular cooling for cardiac arrest, acute ischemic stroke and myocardial infarction (heart attack).

InnerCool’s Celsius Control System is now being used at a number of innovative and influential U.S. medical centers, including those at Stanford University, Cornell, Columbia, the University of Michigan, Harborview Medical Center, San Francisco General Hospital, the University of California Medical Centers at San Diego and San Francisco, and at medical centers in Australia and Sweden.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later-stage product candidate, Generx™, and completed a $30 million financing. Generx (alferminogene tadenovec), which is now advancing to a Phase 3 clinical study, is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its brochure at http://www.cardiumthx.com/flash/pdf/CardiumTHX_Brochure.pdf.

In March 2006, Cardium acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of temperature modulation, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

In August 2006, Cardium acquired the technologies and products of the Tissue Repair Company (TRC), a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-B (PDGF-B). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage). For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic hypothermia devices, risks and uncertainties that are inherent in the conduct of human clinical trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool® and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.